EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statements No. 333-129417 on Form S-8, of our report dated November 2, 2006, relating to the consolidated financial statements of Clear Choice Financial, Inc. as of June 30, 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended June 30, 2006, included in the 2006 Annual Report on Form 10-KSB of Clear Choice Financial, Inc.

/s/ Farber Hass Hurley & McEwen, LLP
FARBER HASS HURLEY & McEwen, LLP
Camarillo, California
November 2, 2006